Exhibit 99.1

NEWS RELEASE
FIRST POTOMAC REALTY TRUST PRICES FOLLOW-ON OFFERING
OF 2,500,000 COMMON SHARES
BETHESDA, Md.—(September 24, 2008) — First Potomac Realty Trust (NYSE:FPO) today announced the pricing of a follow-on public offering of 2,500,000 common shares of beneficial interest at a public offering price of $16.00 per share. All of the shares were offered by the Company. The net proceeds of the offering to the Company are expected to be approximately $38.2 million.
First Potomac expects to use the net proceeds of this offering to repay a portion of indebtedness outstanding under the Company’s unsecured revolving credit facility and the remainder to fund the cash portion of the purchase price for a pending property acquisition.
KeyBanc Capital Markets Inc. is the sole book-running manager for the offering. Robert W. Baird & Co., Stifel, Nicolaus & Company, Incorporated, BMO Capital Markets Corp., Janney Montgomery Scott LLC and Keefe, Bruyette & Woods, Inc., are acting as co-managers. The underwriters have a 30-day option to purchase up to an additional 375,000 shares to cover over-allotments, if any.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any common shares, nor shall there be any sale of such common shares in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state. The offering will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting KeyBanc Capital Markets Inc., 800 Superior Avenue, Cleveland, OH 44114.
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 11.4 million square feet. The Company’s largest tenant is the U.S. Government.
First Potomac Realty Trust’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.
Forward-Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s
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7600 Wisconsin Avenue, 11th Floor • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (301) 986-5554

FPO Prices Follow-On Offering of 2.5 Million Shares

September 24, 2008
expectations include changes in general or regional economic and market conditions, the Company’s ability to complete acquisitions on acceptable terms, failure of customary closing conditions and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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